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Exhibit 99.1

[Letterhead of Williams Energy Marketing & Trading Co.]

September 20, 2002

Mr. Pete Norgeot AES Ironwood, LLC 305 Prescott Road Lebanon, PA 17401	Via Facsimile (717-228-1271) and Regular Mail
  Re:
  Letter Agreement related to compliance with Section 19.3 of the Amended and Restated Power Purchase Agreement by and between AES Ironwood, LLC ("AES") and Williams Energy Marketing & Trading Company ("Williams") dated February 5, 1999 as amended ("Agreement")

Mr. Norgeot:

        This letter is intended to memorialize the agreement between AES and Williams regarding Williams' obligation to post replacement security as set forth in Section 19.3 of the Agreement. All words capitalized herein but not otherwise defined shall have the meaning provided in the Agreement.

        Williams shall, within two (2) Business Days or sooner if practicable, after AES' execution of this letter agreement, post a thirty-five million dollar ($35,000,000) letter of credit in the form attached hereto ("Letter of Credit"). Williams also agrees to the conditions set forth in this letter agreement regarding Williams' requirements to (a) provide Eligible Credit Support prior to the stated expiration date of the Letter of Credit and (b) replenish any portion of the Letter of Credit or Eligible Credit Support that is drawn, reduced, cashed or redeemed, at any time, with an equal amount of Eligible Credit Support. The Parties acknowledge that the posting of such Letter of Credit and Williams' agreement and performance of the requirements of (a) and (b) as set forth in the immediately preceding sentence hereto shall be in full satisfaction of Williams' obligations contained in Section 19.3 of the Agreement to provide replacement security due to the recent downgrade of Williams Holdings of Delaware, Inc. (now The Williams Companies, Inc.) falling below Investment Grade status. It is expressly agreed and understood that the posting of the Letter of Credit and/or any Eligible Credit Support, either now or in the future and/or the terms set forth in this letter, are not intended, nor do they modify, alter or amend in any way, the terms and conditions of The Williams Companies, Inc.'s parental guaranty (the "Guarantee") currently in place. The Guarantee remains, and will remain, fully valid, enforceable and in effect, regardless of the terms or conditions of the Letter of Credit, any Eligible Credit Support, or this letter. The Letter of Credit or any Eligible Credit Support is considered to be security in an amount above that provided by the Guarantee.

        Within twenty (20) days prior to the expiration of the Letter of Credit and/or any expiration date of Eligible Credit Support posted by Williams, Williams shall post Eligible Credit Support to AES in place of the Letter of Credit and/or any expiring Eligible Credit Support unless The Williams Companies, Inc. regains and maintains its investment grade status in which case the Letter of Credit or Eligible Credit Support shall automatically terminate and no additional Eligible Credit Support shall be required. If, at any time prior to The Williams Companies, Inc. regaining and maintaining its investment grade status, AES draws, reduces, redeems or cashes, in whole or in part, the Letter of Credit or any Eligible Credit Support that is posted by Williams, Williams will provide Eligible Credit Support to AES within thirty days in an amount equal to the amount that the Letter of Credit or Eligible Credit Support is drawn, reduced, redeemed or cashed. Eligible Credit Support, for the purposes of this letter agreement, is expressly understood and agreed by the parties to include, at Williams' sole discretion, any one of the following, in whole or in part or any combination thereof, not to exceed $35 million dollars: (a) cash; (b) letter(s) of credit substantially in the form as originally posted pursuant to this letter agreement; or (c) a direct obligation of the United States Government with a maturity of not more than three (3) years.

        Any disputes in this Agreement will be governed by, and proceed pursuant to, the dispute resolution procedures set forth in the PPA.

        If you are in agreement with the terms and conditions set forth in this letter, please execute in the space provided below and return to Williams via fax at (918) 573-6928.

Sincerely,
/s/ D. BLAKE HERNDON D. Blake Herndon Sr. Vice President, Origination Williams Energy Marketing & Trading Co.
AGREED:
By:
/s/ PETER S. NORGEOT
Name:	Peter S. Norgeot
Title:	President, AES Ironwood, LLC
cc:	Bill Hobbs John Nelson Mark Cardano Steve Ballard

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  Exhibit 99.1